Exhibit 10.3

Management Agreement

between:

US Federal Properties Trust, Inc.

and

LANE4 Management Inc.

1

MANAGEMENT AGREEMENT

CONTENTS

ARTICLE I: BASIC TERMS		1
1.1	Appointment.	1
1.2	Term.	1
1.3	Requirements Agreement; Limit on Amount Authorized For Non-Emergency Purchases and Repairs and Contract Amount Requiring Owner Approval.	2
1.4	Bank and Bank Account.	2
1.5	Address of Owner.	3
1.6	Address of Manager.	3
1.7	Management Fee.	4
ARTICLE II: LEASING		4
2.1	Leasing Services.	4
ARTICLE III: DUTIES OF MANAGER		4
3.1	General Duties.	4
3.2	Utility and Service Contracts.	4
3.3	Employment of Personnel.	5
3.4	Maintenance and Repairs.	5
3.5	Contracts with Third Parties.	5
3.6	Purchase of Supplies and Materials.	6
3.7	Contracts with Affiliated Entities.	6
3.8	Complaints and Notices.	6
3.9	Tenant Insurance Certificates.	7
3.10	Enforcement of Leases and Deposit of Revenue.	7
3.11	Special Billings.	8
3.12	Compliance with Laws.	9
3.13	Tax Review and Other Programs.	9
3.14	Licenses and Authorizations.	9
3.15	Environmental Risk Management.	10
3.16	Services Excluded.	11
ARTICLE IV: BUDGETS, REPORTS, AND OTHER FINANCIAL MATTERS		12
4.1	Budgets and Business Plans.	12
4.2	Reports.	12
4.3	Remittance of Funds to Owner.	13
4.4	Records.	13
4.5	Duty of Care.	13
4.6	Accounting and Banking Services.	13
4.7	Confidentiality.	13
ARTICLE V: RESPONSIBILITIES OF OWNER		14
5.1	Documents Provided by Owner.	14
5.2	Owner’s Obligations.	15
ARTICLE VI: INSURANCE		16
6.1	Insurance Covering the Property and its Management.	16

ARTICLE VII: INDEMNIFICATION AND SUBROGATION		18
7.1	Indemnification.	18
7.2	Waiver of Claims	19
7.3	Intentionally Deleted.	19
7.4	Owner.	19
ARTICLE VIII: COSTS AND EXPENSES		20
8.1	Costs and Expenses of Manager.	20
8.2	Reimbursement and Charges.	21
8.3	Payment of Other Costs.	21
8.4	Payment of Certain Charges Affecting the Properties.	22
8.5	Insufficient Funds in Bank Account.	22
8.6	Nonpayment.	22
8.7	Intentionally Deleted.	22
ARTICLE IX: TERMINATION		22
9.1	Termination of Agreement.	22
9.2	Final Accounting.	23
ARTICLE X: MISCELLANEOUS		23
10.1	Status of Manager and Relationship of Parties.	23
10.2	Indirect Benefits.	23
10.3	Intentionally Deleted.	24
10.4	Notices.	24
10.5	Intentionally Deleted.	24
10.6	Ownership of Fixtures and Personal Property.	24
10.7	Assignment.	24
10.8	Severability.	25
10.9	Costs of Suit.	25
10.10	Waiver.	25
10.11	Remedies Cumulative.	25
10.12	Force Majeure; Cure Rights.	25
10.13	Entire Agreement; No Implied Duties.	25
10.14	Amendment.	26
10.15	Governing Law; Rule of Construction.	26
10.16	Waiver of Jury Trial.	26
10.17	OFAC.	26

EXHIBIT A – PROPERTIES		29
EXHIBIT B – ADDITIONAL SERVICES		30

3

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made as of             , 2010, between US Federal Properties Trust, Inc., a Maryland corporation, (“Owner”), and Lane4 Management Inc., (“Manager”), with reference to the following facts:

A.	Owner, either directly or indirectly, is the owner of one or more properties set forth on Exhibit A attached hereto, as the same may be amended from time to time as required by Owner, which it desires to make subject to this Agreement (“Properties”, individually, “Property”).

B.	Manager represents that it is in the business of managing properties similar to the Properties and possesses the skills and experience necessary for the efficient, professional management of the Property.

C.	Owner desires to engage the services of Manager in connection with managing each Property as provided for in this Agreement, as applicable to each Property.

Now, therefore, in consideration of the following promises, obligations and agreements, Owner and Manager agree as follows:

ARTICLE I:

BASIC TERMS

Section 1.1 Appointment. For those Properties set forth on Exhibit A attached hereto and made a part hereof, as the same may be amended from time to time by mutual agreement of the parties to add additional properties to be managed by Manager pursuant to this Agreement, Owner hereby appoints Manager as the exclusive manager for each Property as of the date set forth with respect to each such Property on Exhibit A (the “Effective Date”), and for the Term stated in Section 1.2 hereof. Owner hereby authorizes Manager to exercise such powers and to take such actions with respect to the Property as may be necessary for the performance of Manager's obligations under this Agreement. Manager hereby accepts such appointment on the terms and conditions hereinafter set forth. Manager's appointment hereunder shall become effective as of the Effective Date. Upon Owner’s acquisition of additional properties, Owner and Manager shall amend Exhibit A attached hereto to include such property and thereafter such property shall be deemed a Property for purposes hereunder, and the Effective Date with respect to such new Property shall be as set forth on Exhibit A, as amended.

Section 1.2 Term. The term of this Agreement shall commence on the date hereof and, unless earlier terminated pursuant to Section 9.1, shall continue for a period of two (2) years (the “Initial Term”); provided, however, that at the expiration of the Initial Term, this Agreement shall be automatically renewed for additional periods of twelve months each (each, a “Renewal Term”), unless either party notifies the other party in writing of its intent not to renew at least thirty (30) days prior to the end of the Initial Term or any Renewal Term, as applicable. The date on which this Agreement expires or is terminated is referred to herein as the “Termination Date,” provided, however, that “Termination Date” in the context of termination of this Agreement with respect to an individual Property, shall mean the effective date of such termination with respect to such Property. The word “Term” shall mean, with respect to this Agreement, the date of commencement of the Initial Term through the Termination Date, and with respect to a Property, the period from the Effective Date through the Termination Date.

Section 1.3 Requirements Agreement; Limit on Amount Authorized For Non-Emergency Purchases and Repairs and Contract Amount Requiring Owner Approval. Owner and Manager acknowledge that this Agreement sets forth the requirements related to Owner’s engagement of Manager for the management of the Properties set forth on Exhibit A attached hereto for which Owner engages Manager to render the services provided for hereunder. Nothing herein obligates or requires Owner to engage Manager to provide the services outlined in this Agreement for any other property owned by Owner, or to provide Manager the opportunity to bid for the property management contract for any property now or hereafter owned by Owner. Unless otherwise set forth on Exhibit A, the limit on the amount Manager may incur for non-emergency purchases or repairs under Section 3.4 is $2500.00. Owner’s prior written approval is required under Section 3.5 of any contract for more than $2500.00. However, any item included in the Approved Budget (as defined in Section 4.1(a)) shall not require additional approval of Owner.

Section 1.4 Bank and Bank Account. Manager shall designate a financial institution reasonably acceptable to Owner, the deposits of which are insured by the FDIC (the “Bank”), in which, on behalf of Owner and at Owner’s expense, Manager shall open one or more Property management accounts with respect to each Property (collectively, the “Bank Account”), into which all rents and other revenues from such Property shall be deposited pursuant to Section 3.10 and from which Manager is authorized as “Agent for Owner” to draw funds to pay all approved and authorized expenses for such Property, as set forth herein. Manager shall name as signatories for the Bank Account employees of Manager. The funds in the Bank Account shall at all times be the separate property of Owner, maintained separate and distinct from any funds of Manager or of others. The Bank Account shall consist of one or more non-interest bearing transactional accounts unless (a) Owner instructs Manager in writing to open (at Owner’s expenses) an additional, separate money market account or other interest-bearing account with respect to a Property, in which case Manager shall arrange to maintain in the interest-bearing account such funds as is reasonably possible, from time to time, without unduly impairing Manager’s ability to pay current property management expenses for such Property from the transactional accounts with respect to such Property or (b) if the amounts to be deposited consist of tenant security deposits required by state law to be maintained in separate accounts, whether interest-bearing or not, in which case, Manager shall establish such additional account or accounts and maintain such account or accounts in accordance with applicable law. If such additional accounts are established, they shall be deemed collectively to constitute the “Bank Account” for the applicable Property for purposes of this Agreement. All income derived from such interest-bearing accounts shall belong exclusively to the Owner. The foregoing arrangement shall not be deemed to be a trust, and Manager’s responsibilities with respect to the Bank Account shall be only as specifically set forth herein. Owner acknowledges that the principal purpose of the Bank Account is to facilitate the management of the Property hereunder and not as an investment opportunity for Owner. Manager shall have no duty to provide or arrange for any particular rate of return on the funds in any interest-bearing account or to seek alternative investment opportunities for uninvested funds. The parties acknowledge that the transaction account established hereunder is non-interest bearing; that no financial or other benefits will be earned by Owner with respect to funds deposited in the transactional account (or by any tenant with respect to funds deposited into a non-interest hearing tenant security deposit account); that Manager may receive and retain direct or indirect financial or other benefits from the Bank for maintaining the Bank Account(s) with the Bank, including, without limitation, the receipt of certain credits from an applicable lender in connection with the Bank Account that allow Manager to obtain loans at below-market interest rates, the earning of income from investment of the proceeds of any such below-market interest rate loans, reduction in interest rates charged Manager by applicable lenders in connection with Manager’s maintenance of the Bank Account, any earnings allowances granted Manager in connection with Manager’s maintenance of the Bank Account which may be used to offset bank service fees or applied to monthly charges or otherwise accrue to the benefit of Manager, and any other benefits or advantages. The value of such benefits, if any, is taken into account by Manager in pricing its property management services generally. Owner acknowledges and agrees that Manager is entitled to receive and retain such benefits.

Section 1.5 Address of Owner. Unless changed by written notice to Manager, the address of Owner for notices under Section 10.4 shall be:

US Federal Properties Trust, Inc.

4705 Central Street

Kansas City, Missouri 64112

Attention: Rick Baier

Fax:(816) 960-1441

with a copy to:

Gregory Kaplan, PLC

7 East Second Street

Richmond, Virginia 23224

Attn: Robert R. Kaplan, Jr.

Fax: (804) 916-9117

Section 1.6 Address of Manager. Unless changed by written notice to Owner, the address of Manager for notices under Section 10.4 shall be:

LANE4 Management Inc.

4705 Central St

Kansas City, MO 64112

Attention: Gwen Locher

Fax:(816) 960-1441

Section 1.7 Management Fee. For each Property, unless otherwise agreed between Owner and Manager and set forth on Exhibit A with respect to such Property, Owner shall pay Manager as compensation for the management services rendered hereunder a management fee of fifty cents ($0.50) per square foot per annum, provided that such management fee shall not exceed a maximum of three percent (3%) of the base rent or be less than a minimum of Fifteen Hundred and No/100th Dollars ($1,500) per month for each Property subject to this Agreement, (the “Management Fee”). Base rent for purposes of calculating the applicable Management Fee shall mean the gross rent payable under the applicable property’s lease less any amortized tenant improvement costs included in gross rent for such property. The Management Fee shall be due and payable in the month in which it is earned. Manager shall withdraw such Management Fee from the Bank Account for the applicable Property and account for it in a manner consistent with this Agreement.

ARTICLE II:

LEASING

Section 2.1 Leasing Services. Manager shall not be responsible for new leasing services at any of the Properties unless Manager enters into a separate leasing agreement with Owner. Regardless of whether Manager has entered into a leasing agreement with Owner, Manager agrees to assist and cooperate with any leasing agent appointed by Owner for a Property.

ARTICLE III:

DUTIES OF MANAGER

Section 3.1 General Duties. Manager, on behalf and for the account of Owner, shall use diligent efforts to manage and operate each Property consistent with the Approved Budget (as defined in Section 4.1(a)) and shall comply with Owner’s reasonable instructions as set forth herein or as may from time to time be provided in writing by Owner to Manager subject to available funds from Owner. Manager shall perform its services in a professional and diligent manner and shall manage, operate, repair, maintain and service each Property consistent with industry standards in the locale where such Property is located. In connection therewith, Manager shall conduct the ordinary and usual business affairs of Owner relating to each Property as provided in this Agreement and shall implement, or cause to be implemented, Owner’s decisions and instructions. In particular, Manager shall have the ditties and obligations set forth hereafter in this Article III. Under no circumstances shall Manager be required to advance funds from its own account for the operation, maintenance, repair or management of a Property.

Section 3.2 Utility and Service Contracts. Manager shall negotiate contracts on behalf of Owner, as applicable, for gas, electricity, water, telephone, trash collection, sewer, elevator service, landscaping, janitorial service, security service and such other services as are, or will be, furnished to each Property for terms not greater than one year. All such service contracts shall be entered into by Manager, for the account of and in the name of Owner and shall be terminable, without cause, with respect to each Property on thirty (30) days notice or less, unless otherwise approved by Owner. The funds necessary to pay for such services shall be paid from the Bank Account.

Section 3.3 Employment of Personnel. All persons employed in connection with the operation and maintenance of each Property shall either be employees of Manager or such vendors, consultants or independent contractors (including any designated affiliate of Manager) (collectively referred to herein as “Manager Affiliates”) as may be retained by Manager, but in no event shall such parties be employees of Owner. Nevertheless, Manager shall be responsible to Owner for the oversight of all vendors, consultants and independent contractors. References in this Agreement to employees of Manager shall be deemed to include employees of Manager Affiliates who may be assigned to provide services hereunder for a Property. Subject to reimbursement pursuant to Section 8.2, Manager shall select, employ, pay, supervise, direct and discharge all employees necessary for the operation and maintenance of a Property, and shall use good judgment in the selection, employment and supervision of the same. Manager shall be responsible for complying with all laws, regulations and collective bargaining agreements affecting such employment, subject to limitations imposed by Owner. Manager is and will continue throughout the Term of this Agreement to be an Equal Opportunity Employer.

Section 3.4 Maintenance and Repairs. Subject to the Approved Budget (as defined in Section 4.1(a)) with respect to each Property or any other constraints imposed by Owner with respect to each Property, Manager shall perform or cause to be performed under contract or agreement with contractors, subcontractors or consultants, entered into in the name and on behalf of Owner, all ordinary maintenance, repairs, alterations, replacements and installations, do all decorating and landscaping, and purchase all supplies within the Approved Budget of the specific Property and necessary for (i) the proper operation of such Property, (ii) the fulfillment of Owner’s obligations under any lease of space in such Property, (iii) the fulfillment of Owner’s obligations under any mortgage encumbering such Property, provided Owner gives Manager written notice of such mortgage obligations, and (iv) compliance with covenants, conditions and restrictions affecting such Property, provided Owner gives Manager written notice of such covenants, conditions and restrictions, and further provided Manager shall not make any purchase or order any work costing more than the limit on the amount authorized for non-emergency purchases and repairs set forth in Section 1.3 without Owner’s prior written approval, except in circumstances reasonably deemed by Manager to be an emergency requiring immediate action for the protection of such Property or tenants, compliance with laws, ordinances, rules, regulations or guidelines or other persons or to avoid the suspension of necessary services. Manager shall promptly notify Owner of the necessity for, the nature of, and the cost of such emergency repairs or compliance. Manager shall submit to Owner and maintain a list of all contractors and subcontractors that perform any work, repairs, alterations, replacements or services on each Property under Manager’s direction. All repairs, alterations and replacements shall be of at least equal quality and workmanship to the original work. Manager shall use best efforts to obtain all necessary receipts, releases, waivers, discharges and assurances necessary to keep each Property free of any mechanics’, laborers’, materials suppliers’ or vendors’ liens in connection with work, materials or supplies for which Manager contracts. Manager shall not be obligated to act or refrain from acting to the extent such obligation would be inconsistent with applicable laws, ordinances, rules, regulations or guidelines.

Section 3.5 Contracts with Third Parties. Manager shall monitor all independent contractors, consultants, suppliers and entities by Manager for the operation, repair, maintenance and servicing of the Properties or for any other activity within the scope of this Agreement

(collectively, “Work”). All of such contractors and the contracts of their engagement shall be subject to Owner’s specification and prior written approval. Manager shall require that any contractor performing work on a Property maintain insurance satisfactory to Owner, as specified in Section 6.1(c), plus any additional insurance that is customary for Manager’s scope of work as determined in Manager’s reasonable opinion, naming Owner and Manger as additional insureds. Manager shall obtain certificates of insurance for all such insurance and shall furnish copies of the certificates to Owner prior to the commencement of any Work at a Property. Manager shall not execute or otherwise enter into or bind Owner with respect to any contract or agreement for equipment, supplies, services or any other item where the monthly aggregate amount of such contract is in excess of $2500.00 without obtaining competitive written bids. Manager shall not engage Owner in any contract or agreement for more than the amount specified in Section 1.3 without Owner’s prior written approval. All contracts, agreements or other arrangements made pursuant to this Agreement shall be in the name of Owner and, unless otherwise approved by Owner, shall be terminable, without cause, on thirty (30) days’ notice or less.

Section 3.6 Purchase of Supplies and Materials. Manager shall, on behalf of and for the account of Owner, and within the Approved Budget of a specific Property, purchase all equipment, tools, appliances, materials and supplies reasonably necessary or desirable for the maintenance and operation of such Property. All such purchases shall be subject to the prior review and written approval of Owner if such purchases are not included in the current Approved Budget. Contracts for all such purchases which are included in the Approved Budget or are otherwise approved by Owner and shall be in the name of Owner on purchase agreement forms approved by Owner. Such purchases shall be used solely in connection with the operation and maintenance of such Property. Manager shall use best efforts to qualify for any cash and trade discounts, refunds or credits arising directly from the purchases for Owner referred to in this Section. If Manager receives any such discounts, refunds or credits in the form of cash, such cash shall be deposited in the Bank Account. If Owner is entitled to discounts from contractors and suppliers under any national or regional agreements and has notified Manager of such arrangements, then Manager shall avail itself of such national or regional agreements whenever possible.

Section 3.7 Contracts with Affiliated Entities. Manager may purchase materials, tools or supplies or contract for repair, construction or any other service for a Property pursuant to this Article III with a party in which Manager (or any Manager Affiliate) holds a beneficial interest provided that the pricing for such materials or services does not exceed the cost of such services or materials commonly charged by third party vendors in the geographic area where such Property is located.

Section 3.8 Complaints and Notices.

(a) Manager shall promptly handle complaints and requests from tenants, concessionaires and licensees and notify Owner of any material complaint made by a tenant, concessionaire or licensee. Manager shall promptly notify Owner of the following: (i) any violation of governmental requirements affecting any Property; (ii) any violation of covenants, conditions and restrictions affecting any Property or noncompliance with loan documents affecting any Property; if any (iii) any fire, accident or other casualty or damage to any Property;

(iv) any condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving any Property; (v) any violation of applicable law relative to the use, repair and maintenance of any Property; (vi) any violation of insurance requirements; (vii) defaults under any leases or other agreements affecting any Property. Manager shall promptly deliver to Owner copies of any documentation in its possession relating to such matters. Manager shall keep Owner reasonably informed of the status of the particular matter through the final resolution thereof. In the event Manager becomes aware of any fire or other material damage to a Property or material violation of laws respecting Hazardous Materials, Manager shall immediately give telephonic notice thereof to Owner. Manager shall complete all necessary and customary loss reports in connection with any fire or other damage to a Property and shall deliver a copy of the same to Owner. Manager shall retain in the records it maintains for such Property copies of all supporting documentation with reference to such notices.

(b) Manager shall promptly notify Owner and any insurance agent Owner may designate of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to any Property. Manager shall promptly forward to Owner with copies to any insurance agent Owner may designate, any summons, subpoena or other legal document served upon Manager relating to the actual or alleged potential liability of Owner, Manager or any Property.

(c) Should any claim, demand, suit or other legal proceeding be made or instituted by any third party against Owner which arises out of any matters relating to any Property, this Agreement or Manager’s performance hereunder, Manager shall give Owner all pertinent information and assistance in the defense or other disposition thereof as requested by Owner.

Section 3.9 Tenant Insurance Certificates. Manager shall obtain from all tenants for each Property certificates of insurance and renewals thereof required to be furnished by the terms of their leases. Manager shall make electronic copies of the certificates available to Owner if requested by Owner, and shall establish systems and procedures to enforce lease requirements with regard to insurance certificates.

Section 3.10 Enforcement of Leases and Deposit of Revenue.

(a) Manager shall use commercially reasonable efforts to enforce the terms of all leases, concessions and licenses that it manages with respect to each Property and to receive and collect all rents, including percentage rents, and all other revenues payable to Owner from each Property as the same become due and payable. All rents and other revenues shall be deposited promptly in the Bank Account for such Property through a lockbox service or similar arrangement, paid by Owner. All tenant security deposits payable to Owner by tenants of a Property shall be collected and deposited promptly in the Bank Account for such Property (unless governmental laws require such amounts be held in a separate account). To the extent tenants are entitled to interest on such security deposits or a refund of such deposits upon vacating a Property, Manager shall pay such interest or refund such deposits from the Bank Account for such Property to the tenants entitled thereto. Manager shall cooperate with Owner to satisfy such conditions as Owner may place on the release of a security deposit from the Bank

Account. Manager shall maintain records of all security deposits and allow Owner and its designee’s access to such records. Notwithstanding anything to the contrary contained herein, any letters of credit required from a tenant shall be held by Owner or a third party designated by Owner.

(b) Manager shall, at Owner’s request and expense, engage counsel and cause legal proceedings to be instituted as may be necessary to enforce payment of rent and compliance with provisions of tenant leases, to dispossess tenants, or to enforce the terms of vendor or subcontractor contracts. Manager shall use Owner’s choice of legal counsel to assist as deemed necessary by Owner in lease and/or contract preparation and negotiation, to provide legal advice in connection with management issues at any Property, and to institute legal proceedings. All compromises, settlements, or legal proceedings shall be subject to the prior approval of Owner. Attorneys’ fees and costs incurred in any of the foregoing shall be expenses of the Property, and ultimately an obligation of Owner. Owner and Manager shall agree upon a reasonable projection for attorneys’ fees and costs in the Approved Budget. Notwithstanding anything to the contrary contained herein, no representation or advice will be made by Manager as to the legal sufficiency, legal effect or legal tax or accounting consequences of any transaction or documentation. Owner must rely on its own legal, tax and accounting advisors.

Section 3.11 Special Billings.

(a) For purposes of this Agreement, the term “Special Billing” is defined as any periodic billing requirement or change in a billing rate charged to a tenant under such tenant’s lease as a result of the applicable Property’s operating expenses, a tenant’s volume of business, or a CPI or other index, including, but not limited to, such items as commonly are described as expense pass-through, recoveries, escalations, CAM or CPI adjustments, and percentage sales or rent. Within 90 days after the commencement of this Agreement, subject to receiving the necessary information from Owner, Manager shall deliver a statement to Owner describing all of the information, data and documents received from Owner or the prior property manager, which Manager has used to establish a basis for calculation of Special Billings for each tenant at such Property. Owner shall certify in writing that such information is accurate and complete or provide written corrections or additions within 30 days after delivery of the statement to Owner. Owner’s failure to notify Manager in writing of any corrections or additions within such 30-day period shall be deemed certification by Owner of the accuracy and completeness of such information. During the Term of this Agreement, Manager shall be responsible for sending Special Billings to each tenant in accordance with the terms of such tenant’s lease.

(b) Manager may rely upon, and shall not be responsible for the completeness and accuracy of, any information, data and documents received from Owner or the prior property manager, or generated prior to the commencement of this Agreement, in connection with the performance of its duties and obligations hereunder including, but not limited to, the preparation and calculation of Special Billings. Manager shall not be responsible for Special Billings, which either are due, or are based upon expense activity, for (i) periods ending prior to the commencement of Manager’s management of the Properties, or (ii) periods ending subsequent to the termination of Manager’s management of the Properties under this Agreement. Owner agrees to defend, indemnify and hold Manager harmless from and against any and all claims, liabilities, demands, damages, losses, attorneys’ fees, costs or expenses of any nature arising out of, based upon, or related to such information, data and documents received from Owner or the prior manager, or generated prior to the commencement of this Agreement.

Section 3.12 Compliance with Laws. Manager shall maintain each Property (including the leasing, use, maintenance and operation thereof) in compliance with federal, state and municipal laws, and all applicable ordinances, rules, regulations or orders (collectively “Laws”) at Owner’s expense. Manager shall use commercially reasonable efforts to remedy any such violation of Law of which it has knowledge, at Owner’s expense. Expenses incurred in so complying and in correcting any such violation shall be included in the Approved Budget or otherwise approved in advance by Owner. At Owner’s expense, Manager shall comply with all terms and conditions contained in any ground lease, mortgage, deed of trust or other security instruments affecting any Property of which Manager has actual knowledge, and for remedying any breach thereof. Notwithstanding the foregoing, however, Manager’s responsibilities under this Section shall not extend to matters as to which the expenditure of Owner’s funds is required but disapproved by Owner or such funds are not made available by Owner. Manager shall not be obligated to act or refrain from acting to the extent such obligations would be inconsistent with any Laws.

Section 3.13 Tax Review and Other Programs.

(a) Manager shall cooperate with appraisers and consultants retained by Owner to evaluate any Property or to appeal assessed values as part of Owner’s tax review program, but Manager shall not be responsible for such undertakings. Manager, upon request from Owner, shall promptly furnish Owner with copies of all assessment notices and receipted tax bills.

(b) Manager shall comply with Owner’s energy conservation policies and submit energy consumption reports for each Property in accordance with Owner’s program for energy audits and reviews. Further, Manager shall comply with all Hazardous Materials (as hereinafter defined) policies established by Owner from time to time.

Section 3.14 Licenses and Authorizations.

(a) Manager shall obtain and keep in full force and effect, at Owner’s expense, all licenses, permits, consents and authorizations as may be necessary for the maintenance, operation, management, repair, servicing or occupancy of each Property. All of such licenses, permits, consents and authorizations shall be in the name of Owner, if required in writing by Owner.

(b) Manager shall obtain and keep in full force and effect all real estate and business licenses and governmental authorizations, at Owner’s expense (to the extent such licenses are specific to a Property), as may be necessary for the proper performance by Manager of its duties and obligations under this Agreement. All such licenses and authorizations shall be in the name of Manager.

Section 3.15 Environmental Risk Management.

(a) Owner acknowledges and understands that Manager is not qualified to (x) evaluate the presence or absence of hazardous or toxic substances, mold, waste, materials, electromagnetic field, radon, or radioactive materials upon, within, above, or beneath any Property; (y) maintain or evaluate compliance with environmental, hazardous or solid materials or waste laws, rules and regulations; or (z) conduct or ensure clean-up or remediation of hazardous materials spills or contamination. Accordingly, notwithstanding the provisions of Section 3.12 above, Manager’s obligations to Owner with respect to the presence of hazardous or toxic substances, mold, waste (including solid waste) gas, liquid, materials, electromagnetic fields, radon, lead, asbestos, radioactive materials, or other environmental concerns upon, within, above, or beneath any Property (hereinafter collectively “Hazardous Materials”), and/or with the compliance and enforcement of federal, state, and local laws, rules, regulations, directives, ordinances, and requirements relating to Hazardous Materials (hereinafter collectively “Hazardous Materials Laws”) shall be subject to, conditioned upon, and limited by the following:

(i) Any environmental assessment report with respect to a Property will be obtained at Owner’s sole discretion from an independent environmental consultant retained by Owner at its expense.

(ii) In no event will Manager make an independent determination as to the presence or absence of Hazardous Materials, or whether a Property or any particular tenant space is in violation or compliance with any Hazardous Materials Laws. Manager shall, at the direction of Owner and on Owner’s behalf, enforce a tenant’s compliance with any Hazardous Materials Laws in accordance with the environmental consultant’s recommendations contained in the environmental assessment report. Manager shall not, and shall have no obligation to, determine whether or not Owner, any tenants, a Property, or any portion thereof is in compliance with Hazardous Materials Laws, but shall promptly notify Owner in the event Manager suspects or receives any information regarding noncompliance.

(iii) Manager shall have absolutely no responsibility or obligation with respect to the abatement, clean-up or remediation of any spill of or contamination from any Hazardous Materials upon, beneath, or within all, or any portion, of a Property, and the entire responsibility for such clean-up, abatement, or remediation shall lie with Owner and Owner’s environmental consultant. If the clean-up or remediation is the responsibility of any tenant of a Property and/or Owner’s environmental consultant, Manager shall, on Owner’s behalf, require the tenant to utilize qualified and licensed environmental clean-up companies, conduct the clean-up and remediation in a manner satisfactory to Owner and in compliance with Hazardous Materials Laws and other applicable Laws.

(iv) In connection with the foregoing, Owner hereby agrees to and shall indemnify, protect, defend, save, and hold harmless Manager, its affiliates and each of their respective officers, directors, representatives, agents, principals, insurers and employees from any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost, or expense (including reasonable attorney’s fees and expenses) arising out of or relating in any way to (A) the actions, or failure to act, by

Manager, to the extent Manager complies explicitly in following Owner’s and Owner’s environmental consultant’s directions; (B) Owner’s failure or refusal to employ an environmental consultant with respect to any Property (and in such event, Manager shall have absolutely no responsibility or liability for enforcing compliance with Hazardous Materials Laws at such Property, and Owner specifically releases Manager therefrom); (C) the failure of Owner to authorize and fully fund expenses for the fulfillment of the recommendations contained in any environmental assessment reports and any updates; (D) the acts, omissions, or negligence of Owner, environmental consultant, or the failure of such environmental consultant, to fulfill its obligations with respect to any Property; (E) any violation, or alleged violation, of all, or any portion, of any Property with any Hazardous Materials Laws and/or Manager’s efforts to enforce such Property’s compliance with such laws; and (F) any attempt by any person, group, entity, or governmental agency to designate Manager as “operator” or “regulated facility” under the Resource Conservation and Recovery Act (RCRA), or a Potentially Responsible Party (PRP) under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), or otherwise liable as a party under any other environmental law, or as a party in any claim for contribution, cost recovery or indemnity against Manager, or its insurer arising out of the foregoing. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Manager shall be liable for any Hazardous Materials brought onto the Property by Manager, its affiliates and each of their respective officers, directors, representatives, agents, principals, insurers and employees or contracts and shall expressly indemnify Owner, its affiliates and each of their respective officers, directors, representatives, agents, principals, insurers and employees from any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost, or expense (including reasonable attorney’s fees and expenses) arising out of or relating in any way to such Hazardous Materials.

(v) The indemnities provided in Section 3.15(a)(iv) herein shall be immediately vested and shall survive the expiration or termination of this Agreement.

(b) Owner has provided Manager a copy of its most current Phase I survey, if any, covering each Property and has implemented or will implement within 60 days of the Effective Date an Operations and Maintenance Program consistent with market standards. Owner will provide Manager with copies of any subsequent Phase I survey documents and changes to the Operations and Maintenance Program.

Section 3.16 Services Excluded. Notwithstanding anything to the contrary set forth in this Agreement, the services to be provided by Manager under this Agreement shall exclude all services (including, without limitation, any garage management or cafeteria management services) whose performance by an advisor to Owner could give rise to Owner’s receipt of “impermissible tenant service income” as defined in §856(d)(7) of the Internal Revenue Code (as amended or superseded hereafter) or could in any other way jeopardize an Owner’s federal or state tax classification as a real estate investment trust. Manager shall not perform any such service and if, in any event, Manager shall inadvertently perform any such service, no compensation therefor shall be paid or payable hereunder.

ARTICLE IV:

BUDGETS, REPORTS, AND OTHER FINANCIAL MATTERS

Section 4.1 Budgets and Business Plans. Manager shall review and adapt Owner’s current operating and capital budget for each Property, if available, or prepare and submit no later than ninety (90) days after the Effective Date with respect to such Property to Owner a proposed new operating and capital budget (as applicable, the “Budget”) for the operation, repair and maintenance of such Property for the remainder of the calendar year in which the Effective Date for such Property occurs. Thereafter, on or before the date specified each year by Owner (but not later than November 15th), Manager shall prepare and submit to Owner an updated Budget for the remainder of the current calendar year and a preliminary Budget for the next calendar year followed by a final Budget for the next calendar year, incorporating any changes requested by Owner. Such Budgets shall:

(a) be prepared on one of the following bases, as directed in advance by Owner: cash, modified cash or accrual basis (not a combination); and (ii) show a month by month projection of income, expenses, capital expenditures, reserves and other non-recurring items. Owner shall notify Manager within 30 days after Owner’s receipt of the proposed Budget as to whether Owner approves or disapproves the proposed Budget. An expressly approved Budget is referred to herein as the “Approved Budget”. If Owner disapproves the proposed Budget submitted by Manager within the 30 day time period set forth above, then Owner shall notify Manager of such disapproval together with Owner’s objections to the proposed Budget and Manager shall promptly revise such Budget and resubmit the same to Owner. Owner shall advise Manager of any objections to such revised Budget within 15 days after receipt thereof and Manager shall again promptly revise the same in accordance with the process described in this subsection until Owner approves the Budget. Until such time as Owner approves a proposed Budget, the most recently Approved Budget shall apply subject to adjustment for actual increases in taxes or insurance premiums and other non-discretionary items.

(b) Once the Budget has been approved by Owner (either expressly or by deemed approval pursuant to clause (a) above), Manager shall implement the Approved Budget and use commercially reasonable efforts to ensure that the cost of operating each Property shall not exceed the Approved Budget for such Property. The Approved Budget shall constitute an authorization for Manager to expend necessary monies to manage and operate the applicable Property in accordance with the Approved Budget and subject to the provisions of this Agreement until a subsequent Budget is approved; the approval of non-recurring costs and capital improvements in the Approved Budget shall constitute an authorization for Manager to collect bids for the expenditure and present a final recommendation to Owner for its approval for expenditure of monies to implement such items called for in the Approved Budget.

Section 4.2 Reports. Manager shall provide to Owner the Financial Reports for each Property as described on Exhibit B attached hereto and made a part hereof. Manager may provide for additional fees special “customized” reports as are contemplated, and pursuant to the terms in Exhibit B or which the parties may otherwise agree from time to time. Upon receipt of Owner’s request for a customized report that is not contemplated by Exhibit B, Manager shall deliver a written proposal showing the format of the report and the fees associated with producing such report. Manager shall not be responsible for the preparation of any forms, reports, invoices or tax returns required to be filed or prepared on behalf of Owner in connection with each Property by any local, state, federal or other governmental authority.

Section 4.3 Remittance of Funds to Owner. No later than the 15th day of each calendar month Manager shall remit to Owner all funds collected as part of Manager’s obligations hereunder with respect to each Property in excess of (i) anticipated expenditures for the calendar month that Manager is authorized to make pursuant to the Approved Budget for such Property, (ii) any reserves approved by Owner with respect to such Property and (iii) the Management Fee with respect to such Property. Owner shall have the right to require the transfer to Owner at any time of funds in the Bank Account considered by Owner to be in excess of an amount reasonably required by Manager for disbursement and compensation purposes in connection with the operation and management of a Property.

Section 4.4 Records. Manager shall maintain separate books and records for each Property as provided by its property management system, which shall be supported by proper documentation. During the Term, Manager shall retain such books and records for such period as directed by Owner. Following the Term, Manager shall deliver all such books and records to Owner within ten (10) days or at such early time during the Term as Owner requests. Accounting for each Property shall be prepared on one of the following bases, as directed in advance by Owner: cash, modified cash or accrual basis (not a combination thereof). Owner or its representatives may conduct examinations, during normal business hours and upon 48-hour advance notice, of the books and records maintained for Owner by Manager. Owner also may perform any and all additional audit tests relating to Manager’s activities, either at the applicable Property or at the office of Manager; provided such audit tests are directly related to those activities performed by Manager for Owner. Any and all such audits shall be at the sole expense of Owner. Should Owner discover either weaknesses in internal controls or errors in record keeping, Manager shall correct discrepancies either upon discovery or promptly after the audit.

Section 4.5 Duty of Care. Manager shall exercise such control over accounting and financial transactions as is reasonably required to protect Owner’s assets from loss or diminution due to error, negligence, recklessness, willful misconduct, fraud or criminal acts on the part of Manager or its agents, contractors, subcontractors, associates or employees.

Section 4.6 Accounting and Banking Services. Without limiting the generality of the foregoing provisions of this Article IV, Manager shall provide the standard accounting services and banking services described in Exhibit B attached hereto. Additional services may be mutually agreed upon by the parties and provided by Manager at an additional charge to Owner.

Section 4.7 Confidentiality. Each party shall hold in confidence and not use or disclose to third parties any confidential or proprietary information of the other party or its affiliates which is disclosed to the receiving party, including but not limited to any confidential data, information, plans, programs, processes, costs, or operations information, provided, however, the obligations hereunder shall not apply to the extent such information (a) is available to the general public or generally known within the real estate industry, or (b) is required to be disclosed pursuant to law, court order or subpoena (with notice to the disclosing party).

ARTICLE V:

RESPONSIBILITIES OF OWNER

Section 5.1 Documents Provided by Owner. In order for Manager to set-up and establish operations at each Property, Owner has provided to Manager such information, documents and certificates regarding each Property as Manager shall reasonably request and as Owner has in its possession, including, but not limited to, the following to the extent available:

(a) Owner’s completed form W-9.

(b) Operating budget and capital budget for the past and current calendar year.

(c) All pertinent accounting records including YTD general ledger, previous month’s financial report, and tenant accounts receivable ledgers.

(d) All pertinent books and records relating to the management, operation and leasing of the Property.

(e) Complete tenant files, including lease documents and correspondence relating thereto for all leases currently in force.

(f) A current and complete rent roll.

(g) All tenant and vendor insurance certificates.

(h) Legal descriptions of the Property and any improvements, together with site plans and specifications.

(i) Mortgagees’ names and addresses, lien holders, loan payment information and the like.

(j) An inventory of Owner’s personal property at the Property, including all tools, equipment and supplies.

(k) A list of all vendors and third party contracts in force.

(l) A current list of brokers actively engaged in leasing the Property.

(m) All insurance policies on the Property and schedules of Owner’s current and past insurance policies.

(n) All files on any litigation and/or disputes regarding any and all matters, including equipment, furnishings, real property, easements, taxes, third party contracts, employer-employee relations and leases.

(o) Procedures for reporting claims and evaluating safety and loss prevention conditions.

The above and any and all books and records are and shall remain the property of Owner but shall be made available to Manager for its use and knowledge in assuming the duties and responsibilities of Manager under this Agreement.

Section 5.2 Owner’s Obligations. Throughout the Term of this Agreement, Owner agrees to perform the following:

(a) Pay Manager for its services in the amounts and in the manner and at the times described in this Agreement (it being agreed that Manager’s withdrawal of such amounts with respect to a Property from the Bank Account of such Property as permitted hereunder shall satisfy this obligation).

(b) Promptly reimburse Manager, upon written demand, to the full extent of all funds advanced by Manager for Owner’s account in carrying out the terms and conditions of this Agreement (it being agreed that Manager’s withdrawal of such amounts with respect to a Property from the Bank Account of such Property as permitted hereunder shall satisfy this obligation).

(c) Communicate with Manager through Manager’s assigned manager for the Property at the property management level.

(d) Intentionally deleted.

(e) Intentionally deleted.

(f) Intentionally deleted.

(g) Disclose promptly to Manager, in writing, any unresolved past or present claims, conditions, or occurrences known to Owner which may reasonably be anticipated to become future claims, conditions, or occurrences which would not be covered by insurance policies maintained by Owner, including those policies required to be maintained by Owner for each Property under this Agreement.

(h) Promptly inform Manager in writing of the existence on each Property of any structural defect which causes or threatens to cause a nuisance upon the Property or adjacent properties or poses or threatens to pose any hazard to the health or safety of any persons on or about the Property.

(i) Promptly inform, Manager in writing of the existence on each Property of any Hazardous Material (if known by Owner), the presence of which requires investigation or remediation under any federal, state, or local laws, rules, codes, statutes, regulations, orders, notices, determinations, ordinances, or other requirements.

(j) Intentionally deleted.

(k) Intentionally deleted.

(l) Not make any payments, whether for commissions, bonuses or other reasons, directly to Manager’s employees.

ARTICLE VI:

INSURANCE

Section 6.1 Insurance Covering each Property and Its Management.

(a) Manager shall use commercially reasonable efforts at all times to comply with all warranties, terms, and conditions of Owner’s insurance with respect to each Property. Manager shall notify Owner within 24 hours after Manager receives actual notice of any loss, damage, or injury, which in Manager’s opinion may result in a claim under such insurance and shall not take any action which knowingly might prejudice Owner in its defense to any claim based on such loss, damage, or injury.

(b) During the Term of this Agreement, Manager shall maintain the following insurance for its business operations:

INSURANCE	LIMITS

Workers’ Compensation	Coverage A:

Limits required by statute in the state where the property is located and where Manager has employees performing services pursuant to this Agreement.

Coverage B:

$1,000,000 Bodily Injury by Accident (each accident)
$1,000,000 Bodily Injury by Disease (policy limit)
$1,000,000 Bodily Injury by Disease (each employee)

Commercial	$1,000,000 per occurrence/
General Liability Insurance	$2,000,000 aggregate

Business Automobile Coverage	$1,000,000 per accident
Professional Liability Insurance	$1,000,000 per occurrence and annual aggregate

Fidelity or Commercial Crime	$2,000,000 per occurrence
(Employee Dishonesty)

Upon written request, Manager shall furnish Owner certificates of insurance evidencing the insurance coverage required under this subsection. Such certificates shall be issued by the insurer(s) or its authorized agent(s) and shall provide that Owner will be given 30 days prior written notice of any cancellation or termination of Manager’s coverage by underwriters or at least 10 days’ prior notice if such coverage is cancelled for nonpayment of premium. Except for workers’ compensation (for those employees directly involved with the management of a Property) all insurance policies of Manager required hereby shall be at Manager’s sole cost. In cases where Owner and Manager maintain insurance policies that duplicate coverage for a Property, then Owner’s policies shall provide in all respects primary coverage and Manager’s insurance shall be excess and noncontributing insurance.

(c) Contractors’ and Subcontractors’ Insurance.

(i) Except as provided hereafter, Manager shall require from all contractors, subcontractors and vendors hired to perform work at a Property the following insurance, in the following minimum amounts:

INSURANCE	MINIMUM LIMITS

Workers’ Compensation	As required by law in the state where such Property is located and where any operations relating to the contract are located, with waiver of subrogation against Owner and Manager.

Employer’s Liability	$2,000,000 each accident and as to aggregate limits.

Commercial General Liability*	$2,000,000 per occurrence and aggregate

Business Automobile Coverage	$2,000,000 (any auto/owned/non-owned/hired) Form

*	These coverages shall be primary to Owner’s and Manager’s insurance and will cover Owner and Manager as insureds for allegations, claims, losses, damages, demands, judgments, or other causes of action arising out of all of the contractor’s or subcontractor’s operations at such Property for or on behalf of Owner or Manager. Owner and Manager shall be named as additional insureds all such general liability policies both for operations and, to the extent available in the insurance market, for completed operations of the named insured for as long as Owner or Manager may be exposed to loss arising out of such operations.

The insurance policies in subsection (c)(i) above shall be written on an “occurrence” and not “claims-made” form basis. If contractor’s work involves Hazardous Materials or environmental abatement work, contractor will be required to provide evidence of Contractor’s Pollution Liability insurance, with Owner and Manager as additional insureds. If the contractor’s work involves professional design or engineering, special evidence of design professional liability (also known as E&O) coverage will also be required.

Owner or Manager may require additional coverage with respect to a Property as they deem reasonably necessary or as may be required by any lien secured by such Property and Owner may waive certain limits or requirements on a case-by-case basis. Manager shall require each contractor or subcontractor to submit Certificates of Insurance and endorsements in form and substance satisfactory to Owner or Manager as evidence of the coverages required prior to the Commencement of any work at such Property. Each policy required herein will provide for (A) separation of insured in liability policies; (B) waiver of subrogation against Owner and Manager; and (C) if Contractor’s insurance is provided by means of a so-called “blanket policy”, the aggregate limit must apply per Project, or per location. Each certificate will provide for 30 days’ prior written notice to Manager or Owner of cancellation or termination. All such policies shall be issued by insurers with a Best’s rating of A-VIII or higher as reported the most recent Property & Casualty Reports Key Rating Guide edition.

In all agreements and contracts for services entered into by Owner or on Owner’s behalf by Manager for the design and construction of projects, where Manager acts as Project Manager, Owner will require all contractors and consultants to extend broad form indemnities to both Owner and Manager and require all contractors to name both Owner and Manager as additional insured on ISO forms CG 20 10 11 85 or CG 20 10 and CG 20 37 of later editions or their equivalent, and all consultants to name both Owner and Manager as additional insureds on later editions of CG 20 10 or equivalent.

ARTICLE VII:

INDEMNIFICATION AND SUBROGATION

Section 7.1 Indemnification.

(a) Subject to Section 7.2, Owner shall indemnify, defend and hold harmless Manager and its affiliates and each of their respective officers, directors, employees, stockholders, partners, agents, representatives and contractors, and each of their respective successors and assigns, from and against any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties and fees (including without limitation the reasonable fees, expenses, disbursements and costs of attorneys and advisors) (as used in this Article VII, “Claims”) to the extent attributable to or resulting in any way from or in connection with any Property, the management of any Property, or the performance or exercise by Manager of the duties, obligations, powers, or authorities herein, or hereafter granted to Manager, in each case other than to the extent Manager is obligated to indemnify Owner pursuant to Section 7.1(b) below.

(b) Subject to Section 7.2, Manager agrees to indemnify, defend and hold harmless Owner and its affiliates and each of their respective officers, directors, employees, stockholders, partners, agents, representatives, and each of their respective successors and assigns, from and against any and all Claims to the extent attributable to (i) any acts or omissions of Manager, which have been held to be negligent or willful; (ii) any acts of Manager its agents or employees that are beyond the scope of Manager’s authority hereunder or (iii) any failure of Manager, its agents or employees to promptly perform in any material respect any of its obligations under this Agreement.

(c) “Indemnified Party” and “Indemnitor” shall mean Manager and Owner, respectively, as to Section 7.1(a) and shall mean Owner and Manager, respectively, as to Section 7.1(b). If any action or proceeding is brought against the Indemnified Party with respect to which indemnity may be sought under this Section 7.1, the Indemnitor, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel and payment of all reasonable expenses. The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the Indemnitor shall not be required to pay the fees and expenses of such separate counsel, unless such separate counsel is employed with the written approval and consent of the Indemnitor.

(d) The indemnities in this Section shall survive the expiration or sooner termination of this Agreement.

Section 7.2 Waiver of Claims. Notwithstanding anything to the contrary contained herein, Owner and Manager each hereby waives its rights of recovery against each other and its respective agents, officers and employees for any losses or damage that are insured against or required to be insured against under this Agreement or with respect to any Property. Such waiver shall apply regardless of whether the loss or claim is caused in whole or in part by the acts or omissions of a released party, and regardless of whether the waiving party maintains a third party policy against, or self-insures, all or any portion of the risks required to be insured against hereunder. Each of Owner and Manager agree to make such disclosure to its insurance carrier(s) and to use best efforts to obtain any necessary consents or endorsements to effect the foregoing mutual waivers and prevent any invalidation of the insurance coverages by reason of such waivers.

Section 7.3 Intentionally Deleted.

Section 7.4 Owner. For the purposes of this Article VII, the term “Owner” shall be construed as meaning Owner, Owner’s Representative and Owner’s Asset Manager, and their respective affiliates, directors, officers, employees, agents and representatives. This Article VII shall survive expiration or termination of this Agreement.

ARTICLE VIII:

COSTS AND EXPENSES

Section 8.1 Costs and Expenses of Manager. Except as otherwise expressly provided herein, all costs and expenses incurred by or on behalf of Manager in performing its obligations hereunder shall be borne solely by Manager (or included as part of Manager’s fees or reimbursable expenses hereunder), including without limitation, the following:

(a) Cost of gross salary and wages, payroll taxes, insurance (including worker’s compensation), pension benefits and any other benefits of Manager’s supervisory and home and regional office personnel to the extent not dedicated (partially or fully) to a Property.

(b) Standard accounting and reporting services, as described under Exhibit B, as such services are considered to be within the reasonable scope of Manager’s responsibilities to Owner, and except for such services as are provided by persons for whom Manager is partially or fully reimbursed pursuant to this Agreement.

(c) Cost of forms, stationery, ledgers and other supplies and equipment used in Manager’s home office or regional office, except for such items as are specifically required for, or proprietary to, a Property.

(d) Cost of comprehensive crime insurance purchased by Manager for its own account.

(e) Cost or pro rata cost of data-processing equipment, whether located at the Manager’s home or regional office;

(f) Cost or pro rata cost of data processing provided by computer service companies not performed for a Property;

(g) Cost of all bonuses, incentive compensation, profit sharing or any pay advances to employees employed by Manager in connection with the operation, maintenance and management of a Property, except for payments to individuals specifically approved in writing by Owner in advance; or in the Approved Budget.

(h) Cost of automobile purchases and/or rentals, unless the automobile is being provided by Owner;

(i) Costs attributable to claims, losses and liabilities arising from (i) any breach of this Agreement by Manager or (ii) the negligence, recklessness, willful misconduct, fraud or criminal acts of Manager or Manager’s employees, agents, contractors, subcontractors or associates;

(j) Cost or pro rata cost of telephone and general office expenses incurred on a Property by Manager for the operation, maintenance and management of properties other than such Property;

(k) Costs for meals, travel and hotel accommodations for Manager’s home or regional office personnel who travel to and from a Property, unless expressly authorized by Owner.

Section 8.2 Reimbursement and Charges. Subject to Section 8.3 below, the following items relating to Manager’s operation, maintenance and management of each of the Properties shall be reimbursed or paid either bi-weekly (for payroll and personnel expenditures) or monthly (for all other property expenditures) by Owner by disbursement from the Bank Account with respect to the applicable Property to the extent they are within the Approved Budget for such Property or otherwise approved in writing by Owner and are supported by proper documentation from Manager:

(a) Owner shall pay or reimburse Manager for all salaries, bonuses, applicable overtime and insurance incurred pursuant to Section 3.3, the aggregate amounts of which shall be part of the Approved Budget; provided that, if any such salary, bonus, overtime or insurance is in connection with peronnel dedicated partially to the Property, such payment or reimbursement shall be in part in proportion to the amount of time dedicated by such personnel to the Property. The levels of employee compensation (and the maximum levels of any bonuses) and burden charge shall not exceed the aggregate amounts set forth in the applicable Approved Budget or as approved by Owner. Such employee compensation shall be subject to increase annually to reflect individual merit raises and actual cost of living escalations, including healthcare costs, all as may be approved by Owner in the Approved Budget. Any accrual of salaries, insurance or bonuses relating to a period of time either preceding the Effective Date or following the expiration or termination of the Term shall be prorated accordingly so that only the portion thereof attributable to a period during the Term shall be paid by Owner.

(b) Owner shall pay or reimburse Manager for the following expenses but in no event shall such expenses exceed the aggregate amount set forth in the Approved Budget or otherwise at amounts approved by Owner: telecommunications, including network or Internet connectivity and maintenance, computer hardware, software and maintenance; applicable software licenses (including, without limitation, Kardin Budget) and training, and office supplies, postage, copier, facsimile machine, parking expenses, courier services, outsourced Common Area Maintenance, calculating services, insurance certificate tracking services, lock box, accounting and payroll software, and other banking services and local business and license fees, those items pursuant to Section 5.2 and similar items which are directly attributable to the management of the Property, and travel to the Property, to the extent such travel expenses are included in the Approved Budget. Owner and Manager may agree upon a fixed rate charge for one or more of the foregoing items, which rate will be reflected in the Approved Budget. The parties acknowledge such fixed rate charge would not be reconciled to any cost amounts. Owner will not be required to pay any deficiency to the extent such fixed rate charge for an item does not fully cover Manager’s financial burden and Owner will not receive any rebate to the extent the burden charge results in a financial benefit to Manager.

Section 8.3 Payment of Other Costs. Manager may make the expenditures set forth in the Approved Budget from the Bank Account, provided that Manager shall not issue a check for any purchase or Work in excess of the limit on the amount authorized for nonemergency purchases and repairs in Section 1.3 without Owner’s approval except in emergencies as authorized in this Agreement. This may include general and administrative expenses to support such events as billing tenants, paying vendors, etc.

Section 8.4 Payment of Certain Charges Affecting the Properties. Owner shall pay all taxes, special assessments, ground rents, insurance premiums and mortgage payments affecting each Property as they become due and before any delinquency date, except that Owner reserves the right, at its option, to give written instructions to Manager to make any such payments from the Bank Account with respect to the applicable Property.

Section 8.5 Insufficient Funds in Bank Account. Manager shall not be required to expend any of its own funds for disbursements chargeable to Owner. If there are insufficient funds in the Bank Account for a disbursement, Manager may, after notifying Owner of such insufficiency in writing, defer making any disbursement until Owner has furnished the funds necessary for such disbursement.

Section 8.6 Nonpayment. If Manager fails to make any payment when required or fails to perform any act required under this Agreement, then Owner, after 5 days’ written notice to Manager (or, in the case of any emergency, without notice) and without waiving or releasing Manager from any of its obligations hereunder, may (but shall not be required to) make such payment or perform such act. Owner shall have (in addition to any other right or remedy) the right to offset all costs and expenses incurred in exercising its rights under this Section against any sums due or to become due to Manager, including without limitation, the Management Fee and any costs reimbursable by Owner pursuant to Section 8.2.

Section 8.7 Intentionally Deleted.

ARTICLE IX:

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated, either in its entirety or with respect to an individual Property, prior to the expiration of the Term or any Renewal Term on the following terms and conditions, it being understood and agreed, however, that termination shall relieve neither Owner nor Manager from liabilities or claims accruing and arising up to and including the date of termination:

(a) Owner shall have the right to terminate this Agreement in the event that Manager fails in any material respect to keep, observe or perform any covenant, agreement, term or provision of this Agreement, to be kept, observed, or performed by Manager, and such default continues uncured for a period of 10 days after written notice thereof by Owner to Manager.

(b) In the event that a Property is sold to a party which is not affiliated with Owner, Owner shall have the right to terminate this Agreement with respect to such Property upon 30 days’ prior written notice to Manager.

(c) Owner shall have the right to terminate this Agreement if a petition for bankruptcy, reorganization or rearrangement is filed under any federal or state bankruptcy or insolvency laws by Manager, or if any such petition is filed against Manager and not removed or discharged within 60 days thereafter.

(d) Manager shall have the right to terminate this Agreement with respect to a Property in the event Owner fails in any material respect to keep observe or perform any covenant, agreement, term or provision of this Agreement to be kept observed, or performed by Owner with respect to such Property, and such default continues for a period of thirty (30) days after written notice thereof by Manager to Owner.

(e) If any building on a Property is destroyed and Owner, for any reason, elects not to rebuild the building, then this Agreement shall terminate with respect to such Property as of the date of written notice to Manager that Owner has elected not to rebuild the building after such destruction.

(f) In the event there is a condemnation of all or any substantial part of a Property, then this Agreement shall automatically terminate with respect to such Property as of the date of such taking.

(g) Owner or Manager may terminate this Agreement in its entirety (i) as provided in Section 1.2 and/or in its entirety or with respect to an individual Property (ii) without cause at any time by providing the other with 60 days’ prior written notice.

Section 9.2 Final Accounting. Manager shall, within 30 days of the date of expiration or termination of this Agreement, deliver to Owner the following: (i) an accounting reflecting the balance of income and expenses of each Property as of the date of termination or expiration of this Agreement with respect to such Property; (ii) any funds of Owner then held by Manager; and (iii) all executed leases, receipts for deposits, insurance policies, unpaid bills, correspondence and other documents, books and records, which are the property of Owner in the possession of Manager. If Owner does not object in writing specifying with reasonable detail the bases for such objections) delivered to Manager within 30 days following Owner’s receipt of the foregoing, Owner shall be deemed to have approved all of the foregoing and Manager shall be deemed to have fully performed all of its obligations under this Agreement and shall be fully released by Owner from any and all liability or obligation to Owner under this Agreement. Any financial reporting requested by Owner after the expiration or termination of this Agreement (other than the final accounting) shall be prepared by Manager at an agreed upon hourly fee.

ARTICLE X:

MISCELLANEOUS

Section 10.1 Status of Manager and Relationship of Parties. It is the intention of the parties to create a relationship wherein Manager is an independent contractor in the management, operation and maintenance of each Property. Nothing herein contained shall be construed as creating the relationship of employer-employee or establishing any trust, partnership or joint venture arrangement between Owner and Manager.

Section 10.2 Indirect Benefits. For purposes of this Agreement, the term “Indirect Benefits” means and includes the following: (a) non-cash compensation or other non-cash benefits, gifts, promotions, consideration or other advantages received by Manager or an affiliate of Manager from third parties in connection with the general property management business or other activities of Manager or an affiliate of Manager, including third parties with whom Manager may deal with in the performance of its duties under this Agreement; and (b) benefits received by Manager or an affiliate of Manager by virtue of any equity interest held by Manager or such affiliate in third parties with whom Manager may deal with in the performance of its ditties under this Agreement; and (c) other indirect benefits arising from the business of Manager, including its activities under this Agreement, which do not constitute cash and trade discounts, refunds or credits directly resulting from and based upon supplies or equipment purchased by Manager for or on behalf of Owner under this Agreement. Owner understands and recognizes that from time to time during the Term, Manager or an affiliate of Manager, may receive or obtain such Indirect Benefits and Manager or such affiliate shall be entitled to retain all such Indirect Benefits for its own account; it being understood by Owner that Manager takes the value of such Indirect Benefits into account in pricing its property management services generally. Nothing contained herein is intended to eliminate Manager’s duties under Section 3.7 of this Agreement.

Section 10.3 Intentionally Deleted.

Section 10.4 Notices. Any statement, notice, recommendation, request, demand, consent or approval under this Agreement must be in writing and personally delivered, sent by overnight courier service, transmitted via facsimile during business hours, sent by United States registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given upon the date of personal delivery, the next business day following deposit with an overnight courier upon receipt of written confirmation of transmittal during business hours following facsimile transmittal, or five days after deposit in the United States mail, as the case may be, provided that the communication is addressed as set forth in Section 1.5 if sent to Owner and as set forth in Section 1.6 if sent to Manager. Either party may, by written notice, designate a different address.

Section 10.5 Intentionally Deleted.

Section 10.6 Ownership of Fixtures and Personal Property. Manager acknowledges that Owner owns all fixtures and personal property situated on or about the Property and used in or necessary for the operation, maintenance and occupancy of the Property, except for such items as are purchased by Manager out of its own funds and for which it is not reimbursed by Owner.

Section 10.7 Assignment. This Agreement shall not be assignable by Manager without the express prior written consent of Owner, in Owner’s sole discretion, except that Manager may assign this Agreement without such consent to an affiliate of Manager pursuant to a merger or reorganization of its parent company, or any subsidiary of the parent or Manager. Notwithstanding the foregoing, Manager shall continue to be liable under this Agreement for the performance of the obligations hereunder. This Agreement shall be for the benefit of and shall be binding upon the heirs, successors and assigns of the parties hereto. This Agreement is freely assignable and transferrable by Owner without the prior consent of Manager, provided, however, that Owner shall promptly notify Manager after the occurrence of any such assignment or transfer.

Section 10.8 Severability. Each provision of this Agreement is intended to be severable. If any terns or provision hereof or the application thereof to any entity or circumstance shall be determined by a court of competent jurisdiction to be illegal or unenforceable for any reason whatsoever, such term, provision or application thereof shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement or the application of such term or provision to any other entity or circumstance.

Section 10.9 Costs of Suit. If Owner or Manager shall institute any action or proceeding against the other relating to this Agreement, the unsuccessful party shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorneys’ tees, as fixed by the court.

Section 10.10 Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance of its obligations hereunder, shall be valid unless in writing. No such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obligations of such party hereunder. The failure of any party to declare the other party iii default shall not constitute a waiver by such party of its rights hereunder, irrespective of how long such failure continues. The granting of any consent or approval in any one instance by or on behalf of Owner shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

Section 10.11 Remedies Cumulative. No remedy herein contained or otherwise conferred upon or reserved to Owner shall be considered exclusive of any other remedy, but such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute. Every power and remedy given by this Agreement to Owner may be exercised from time to time and as often as occasion may arise or as may be deemed expedient.

Section 10.12 Force Majeure; Cure Rights. The obligations of Owner and of Manager under this Agreement (except the obligation of Owner to provide funds to Manager for the timely payment of fees and expenses of Manager and expenses of a Property to be paid by Manager on behalf of Owner pursuant to this Agreement) shall be excused for that period of time that Owner or Manager, as applicable, cannot fulfill such obligations by reason of delays beyond its control, including without limitation acts of God, inclement weather, war, insurrection, terrorists acts, labor strikes, inability to obtain necessary materials or supplies, inability to obtain necessary permits, licenses or approvals, or any other event commonly included within the definition of force majeure.

Section 10.13 Entire Agreement; No Implied Duties. This Agreement contains the entire agreement between the parties and supersedes all prior oral or written agreements, understandings, representations and covenants, to the extent that they are inconsistent with this Agreement. The parties hereto acknowledge and agree that there are no implied duties or obligations imposed upon any party to this Agreement and the only duties and obligations of the parties to this Agreement are those that are expressly set forth in this Agreement.

Section 10.14 Amendment. This Agreement may not be amended or modified except by an agreement in writing signed by both parties hereto.

Section 10.15 Governing Law; Rule of Construction. This Agreement and the obligations of Owner and Manager generally under this Agreement, shall be governed by the State of Missouri, but where Manager’s and Owner’s obligations are solely with respect to an individual Property, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state where such Property is located. This Agreement is the product of joint drafting by the parties and shall not be construed against either party as the drafter hereof.

Section 10.16 Waiver of Jury Trial. Each party hereto, knowingly and voluntarily, and tie their mutual benefit, waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this Agreement.

Section 10.17 OFAC. Each of Owner and Manager represents and warrants that: it is not (a) in violation of any laws relating to terrorism or money laundering, or (b) among the entities named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person,” or other banned or blocked person or entity pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.

[Next Page Is Signature Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

OWNER:

US Federal Properties Trust, Inc., a Maryland corporation

By:
Name:	Rick Baier, President

MANAGER:

LANE4 Management, Inc.,
A Missouri corporation

By:
Name:
Title:

LIST OF DEFINED TERMS

Agent for Owner	Section 1.4
Agreement	Initial Paragraph
Approved Budget	Section 4.1(a)
Bank	Section 1.4
Bank Account	Section 1.4
Budget	Section 4.1
Claims	Section 7.1(a)
Effective Date	Section 1.1
Hazardous Materials	Section 3.15(a)
Hazardous Materials Laws	Section 3.15(a)
Indemnified Party	Section 7.1(c)
Indemnitor	Section 7.1(c)
Indirect Benefits	Section 10.2
Initial Term	Section 1.2
Management Fee	Section 1.7
Manager	Initial Paragraph
Owner	Initial Paragraph
Property or Properties	Preamble
Renewal Term	Section 1.2
Special Billing	Section 3.11(a)
Term	Section 1.2
Termination Date	Section 1.2

EXHIBIT A

PROPERTIES

Property Name and Address	Square Footage	Effective Date	Management Fee

EXHIBIT B

ADDITIONAL SERVICES

Accounting Services

Standard Reporting

Manager shall keep and maintain, or shall cause to be kept and maintained on a Fiscal/Calendar Year (as previously defined) proper and accurate books, records and accounts reflecting all of the financial affairs of the property transacted by Manager. Owner shall have the right from time-to-time during normal business hours and upon reasonable notice to examine such books and accounts at the office of Manager’s accounting department and to make such copies or extracts thereof as requested at Owner’s expense.

Manager’s accounting records and reports will be provided in Manager’s standard report format. Manager shall prepare and submit the following reports and statements, which reports shall (i) be on either a cash, modified cash, or accrual basis (and not a combination of the foregoing) and, (ii) be prepared on a standard accounting platform supported by Manager.

On a monthly basis, Manager will provide Owner electronic access to a report summarizing the financial operations of the Property (“Financial Report”). This report will be available to Owner by the 15th of the month and will include operations for the previous month ended on the 30th. The Financial Report will include the following:

(a)	Balance Sheet

(b)	Actual vs. Budget Operating Statement

(c)	Accounts Receivable Aging Report

(d)	Rent Roll

(e)	Cash Receipts Detail

(f)	Cash Disbursement Detail

(g)	Security Deposit Ledger

(h)	Current Month General Ledger

(i)	Prior Month Bank Reconciliation

Manager shall on or before the last day of each accounting month pay all invoices received which are normally incurred monthly in connection with the operation of the Property along with all other amounts due for such month.

Non-Standard Accounting Services

If Owner requests Manager to perform accounting services in addition to the standard services provided by Manager, there shall be an additional charge. The cost shall be mutually agreed upon in writing prior to the delivery of these additional services. The following are examples of additional services/reporting information that would necessitate an additional charge to Owner:

(a)	Utilization of a non-standard accounting software.

(b)	Access expenses to a hosted accounting software, not supported by Manager.

(c)	Issuance of specially formatted or non-standard reports in place of or in addition to standard reporting.

(d)	Preparation of Owner funding requests to request funds to pay obligations of the property.

(e)	Management of negative cash flow for the property.

(f)	Management of manual check signing process or owner co-signature requirements instead of our standard facsimile signature process.

(g)	Maintenance of bank accounts at a banking institution with which CBRE does not have a national banking agreement in place.

(h)	Manual processing of tenant receipts as opposed to Lockbox processing.

(i)	Transmission of accounting information to Owner on a regular basis.

(j)	Accounting for acquisition or disposition related activity in addition to standard monthly operating activity. This might include accounting for prior Owner’s receivables, or post closing pro-rations.

(k)	Management of loan funding process with Owner and lender.

(l)	Maintenance of detailed fixed asset sub-ledgers and corresponding depreciation and amortization schedules

(m)	Preparation of schedules and work papers for internal and external auditors and management of audit process at property or accounting location,

(n)	Maintenance of “Ownership level” or Joint Venture transactions of the property books and records.

(o)	Providing Owner with copies of invoices or check stubs for the property

(p)	Providing Owner with multiple copies of the monthly Financial Report

(q)	Owner required accounting software conversion.

Banking Services

Standard Banking Services

Pursuant to the Management Agreement, Manager shall perform standard banking services that are considered to be within the reasonable scope of Manager’s responsibility to Owner. Compensation for performance of standard banking services is included in the Management Fee and shall include the following:

(a)	Balance Reporting/Inquiry

(b)	Image Photocopy

(c)	Electronic Lockbox Processing

(d)	Funds Transfers — Fed Wire/ACH

(e)	Check Disbursement

(f)	Stop Payments

Non-Standard Banking Services

If Owner requests Manager to perform non-standard banking services in addition to the standard banking services, there shall be an additional monthly charge. The cost shall be mutually agreed upon prior to the performance of these additional banking services. Non-standard banking services include, without limitation, the following:

(a)	Management of manual check signing or owner co-signature requirements instead of Manager’s established signature requirements.

(b)	Management of client mandated special check handling requirements, i.e., Checks not mailed directly to Payee.

(c)	Maintenance of bank accounts at a non-preferred banking institution with which Manager does not have a National Banking Agreement in place.

(d)	Maintenance of a non-preferred lockbox processing services.

(e)	Manually processed deposits of tenant receipts.

(f)	Providing Owner with copies of check stubs for the property.

(g)	State required DRE statutory bank record keeping, i.e., scanning of Bank documentation for centralized retention.

(h)	USA Patriot Act OFAC screening.

Additional Terms

Fraudulent and Unauthorized Items. Except to the extent that such losses and damages are directly caused by Manager’s gross negligence or intentional misconduct, Manager shall in no way be responsible for losses resulting from fraudulent and unauthorized items. Owner acknowledges that there is an inherent risk of loss from the increasing use of unauthorized items including without limitation forged, altered or counterfeit checks, and unauthorized ACH items. At Owners option, and cost, Manager shall employ the use of ACH Fraud Filters and Positive Pay Services. In the event that Owner suffers or incurs a loss from payment of Fraudulent and Unauthorized Items, Manager will work with Bank and use commercially reasonable efforts to assist Owner in recovering the loss.

USA Patriot Act: All financial institutions must comply with the USA Patriot Act. As a result, Owner may be required to provide formation documents such as Articles of Incorporation, or organizational details spelling out ownership information of key Corporate Officers.

Liability and Indemnification: (a) Any claim, action or proceeding against the Manager for losses or damages arising from a banking service, must be brought within six (6) months from the date of the act or omission or in the case of a check from the date the check was first paid or returned by Bank. Manager will have no liability for failure to perform or delay in performing a Banking Service if the failure or delay is due to circumstances beyond Manager’s reasonable control, (b) Except to the extent that such losses and damages are directly caused by Manager’s gross negligence or intentional misconduct, Owner shall indemnify and hold Manager, its directors, officers, employees and agents harmless from all losses or damages that arise out of the performance of a Banking Service.

Reserve Balance in Bank Account: If Manager is responsible for making a mortgage payment, Manager requests that sufficient funds be available in a reserve balance. Reserve balance requirements would be established upon execution of the contract. Inability of owner to provide a reserve balance would release Manager from liability of any mortgage late fee assessments due to timing of the receipt of property’ revenues.